Exhibit 99.2
Contact:          Mark A. Steinkrauss, Vice President - Corporate Relations
                  (312) 630-1900  email:  mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

                        TDS BOARD OF DIRECTORS AUTHORIZES
                             COMMON STOCK REPURCHASE

February 25, 2000, Chicago, Illinois - Telephone and Data Systems, Inc., [AMEX:TDS] announced today that its Board of Directors has authorized the repurchase of up to 2,000,000 Common Shares or approximately 3.7% of the company's public float. On December 31, 1999, TDS had 54,174,539 Common and 6,958,691 Series A Common Shares outstanding, or 61,133,230 total shares. The Board authorized TDS management to use its discretion to make the purchases, as market conditions warrant, on the open market or at negotiated prices in private transactions.

LeRoy T. Carlson, President and Chief Executive Officer commented: "The stock repurchase program we are announcing underlies our determination at TDS to create value for our shareholders. Our balance sheet has never been stronger thanks to a history of outstanding operating results throughout the company. Our primary businesses, U.S. Cellular and TDS Telecom, have built out their systems and are generating substantial amounts of free cash flow. We are convinced that the outstanding opportunities, which the telecommunications revolution offers to well-positioned companies like TDS, will continue to drive our growth in the future. Therefore, we feel confident in authorizing another repurchase of TDS shares, which shares I believe represent one of the most attractive values in today's market."

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular, TDS Telecom and Aerial Communications, TDS operates primarily in cellular, local telephone and personal communications services ("PCS") markets around the country. TDS builds value for its shareholders by providing excellent communications services in growing, closely-related segments of the telecommunications industry. The Company currently employs over 10,000 people and serves approximately 3.7 million customers in 35 states.

Except for the historical and factual information presented, other information set forth in this news release represents forward-looking statements, including all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in the overall economy;

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changes  in  competition  in the  markets  in which TDS  operates;  advances  in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; unanticipated changes in growth in cellular customers, penetration rates, churn rates, roaming rates and the mix of products and services offered in our markets; and the ability to close, as contemplated, the Aerial/VoiceStream Wireless merger. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with Securities and Exchange Commission ("SEC").


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